Exhibit e

DIVIDEND REINVESTMENT PLAN
OF
TRIPLEPOINT VENTURE GROWTH BDC CORP.

TriplePoint Venture Growth BDC Corp., a Maryland corporation (the “Company”), hereby adopts the following plan (the “Plan”) with respect to dividends and distributions (collectively, “Cash Distributions”) declared by its Board of Directors (the “Board of Directors”) on shares of its common stock (the “Common Stock”).

1.                                      Unless a stockholder specifically elects to receive cash as set forth below, all Cash Distributions hereafter declared by the Board of Directors will be payable in shares of the Common Stock of the Company, and no action will be required on such stockholder’s part to receive a Cash Distribution in Common Stock.

2.                                      Such Cash Distributions will be payable on such date or dates as may be fixed from time to time by the Board of Directors to stockholders of record at the close of business on the record date(s) established by the Board of Directors for the Cash Distribution involved.

3.                                      With respect to each distribution paid under this Plan, the Board of Directors reserves the right, subject to the provisions of the Investment Company Act of 1940, as amended, to use newly issued shares of its Common Stock to implement the Plan, whether shares of its Common Stock are trading at a premium or at a discount to net asset value per share of the Common Stock or, as described in the paragraph below, to make open market purchases of shares of its Common Stock in connection with its implementation of the Plan.  In the case that such newly issued shares of Common Stock are used to implement the Plan, the number of shares of Common Stock to be issued to a stockholder shall be determined by dividing the total dollar amount of the Cash Distribution payable to such stockholder by 95% of the market price per share of the Common Stock at the close of trading on the payment date fixed by the Board of Directors for purposes thereof.  The market price per share of the Common Stock on that date will be the closing price for the shares of Common Stock on the New York Stock Exchange or, if no sale is reported for such day, at the average of their reported bid and asked prices of the shares of Common Stock.

Notwithstanding the foregoing, the Company reserves the right to instruct American Stock Transfer & Trust Company, LLC, the plan administrator (the “Plan Administrator”), to purchase shares of its Common Stock in the open market in connection with its implementation of the Plan.  Shares of Common Stock purchased in open market transactions by the Plan Administrator will be allocated to a stockholder based upon the average purchase price, excluding any brokerage charges or other charges, of all shares of Common Stock purchased in the open market.  Such purchases will be effected through a broker-dealer selected by the Plan Administrator.  The broker-dealer selected by the Plan Administrator is acting as a dealer and not in a fiduciary, agency or similar capacity (regardless of any relationship between the Plan Administrator and the Company) and may be an affiliate of the Plan Administrator.  The broker-dealer may charge brokerage commissions, fees and transaction costs for such trading services (“Transaction Processing Fees”), which Transaction Processing Fees are in addition to and not in lieu of any compensation the Plan Administrator receives as Plan Administrator and will not be charged to Participants.

4.                                      A stockholder may, however, elect to receive his, her or its Cash Distributions in cash.  To exercise this option, such stockholder will notify the Plan Administrator in writing so that such notice is received by the Plan Administrator no later than three business days prior to the payment date fixed by the Board of Directors for the Cash Distribution involved.  Such election will remain in effect until the Participant (as defined below) notifies the Plan Administrator in writing of such Participant’s desire to participate in the Plan, which notice will be delivered to the Plan Administrator no later than the record date fixed by the Board of Directors for the Cash Distribution involved.  Persons who hold their shares of Common Stock through a broker or other nominee and who wish to elect to receive any Cash Distribution in cash must contact their broker or nominee.  Such persons who hold their shares of Common Stock through a broker or other nominee that does not participate in the Plan will not be able to participate in the Plan.

5.                                      The Plan Administrator will set up an account for shares of Common Stock acquired pursuant to the Plan for each stockholder (each a “Participant”).  The Plan Administrator may hold each Participant’s shares, together with the shares of other Participants, in non-certificated form in the Plan Administrator’s name or that of its nominee.  In the case of shareholders such as banks, brokers or nominees that hold Common Stock for others who are the beneficial owners, the Plan Administrator will administer the Plan on the basis of the number of shares of Common Stock certified from time to time by the record shareholder and held for the account of beneficial owners who participate in the Plan.  Upon request by a Participant, received in writing no later than three business days prior to the payment date, the Plan Administrator will, promptly following the Cash Distribution, instead of crediting shares to and/or carrying shares in a Participant’s account, issue, without charge to the Participant, a certificate registered in the Participant’s name for the number of whole shares of Common Stock payable to the Participant and a check for any fractional share. The Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 brokerage commission from the proceeds of the sale of any fractional share.

6.                                      The Plan Administrator will confirm to each Participant each acquisition made pursuant to the Plan as soon as practicable but not later than 10 business days after the date thereof.  Although each Participant may from time to time have an undivided fractional interest (computed to three decimal places) in a share of Common Stock of the Company, no certificates for a fractional share will be issued.  However, Cash Distributions on fractional shares will be credited to each Participant’s account.  In the event of termination of a Participant’s account under the Plan, the Plan Administrator will distribute to the Participant the number of whole shares of Common Stock in his, her or its account and a cash payment for any fractional shares adjusted for any such undivided fractional interest at the market price per share of the Common Stock at the time of termination. Transaction processing may either be curtailed or suspended until the completion of any stock dividend, stock split or similar corporate action.

7.                                      In the event that the Company makes available to its stockholders rights or warrants to purchase additional shares or other securities, the shares of Common Stock held by the Plan Administrator for each Participant under the Plan will be added to any other shares of Common Stock held by the Participant (in book-entry or certificated form) in calculating the number of rights or warrants to be issued to the Participant.

8.                                      The Plan Administrator’s service fee, if any, including any processing fees and expenses for administering the Plan will be paid for by the Company.

9.                                      Each Participant may terminate his, her or its account under the Plan by so notifying the Plan Administrator in writing by filling out the transaction request form located at the bottom of the Participant’s statement.  Such termination will be effective immediately if the Participant’s notice is received by the Plan Administrator not less than three business days prior to the payment date fixed by the Board of Directors for the Cash Distribution; otherwise such termination will be effective only with respect to any subsequent Cash Distribution.  The Plan may be terminated by the Company upon notice in writing mailed to each Participant at least 30 days prior to any record date for the payment of any Cash Distribution by the Company.  Persons who hold their shares of Common Stock through a broker or other nominee and who wish to terminate his, her or its account under the Plan may do so by notifying their broker or nominee.  If a Participant elects by his, her or its written notice to the Plan Administrator in advance of termination to have the Plan Administrator sell part or all of his, her or its shares and remit the proceeds to the Participant, the Plan Administrator is authorized to deduct a $15.00 transaction fee plus a $0.10 brokerage commission from the proceeds.

10.                               These terms and conditions may be amended or supplemented by the Company at any time but, except when necessary or appropriate to comply with applicable law or the rules or policies of the Securities and Exchange Commission or any other regulatory authority, only by mailing to each Participant appropriate written notice at least 30 days prior to the effective date thereof.  The amendment or supplement will be deemed to be accepted by each Participant unless, prior to the effective date thereof, the Plan Administrator receives written notice of the termination of his, her or its account under the Plan.  Any such amendment may include an appointment by the Plan Administrator in its place and stead of a successor agent under these terms and conditions, with full power and authority to perform all or any of the acts to be performed by the Plan Administrator under these terms and conditions.  Upon any such appointment of any agent for the purpose of receiving dividends and distributions, the Company will be authorized to pay to such successor agent, for each Participant’s account, all dividends and distributions payable on shares of the Company held in the Participant’s name or under the Plan for retention or application by such successor agent as provided in these terms and conditions.

11.                               The Plan Administrator will at all times act in good faith and use its best efforts to ensure its full and timely performance of all services to be performed by it under this Plan and to comply with applicable law, but assumes no responsibility and will not be liable for loss or damage due to errors unless such error is caused by the Plan Administrator’s negligence, bad faith, or willful misconduct or that of its employees or agents.

12.                               These terms and conditions will be governed by the laws of the State of New York.

Inquiries should be sent to:	Transaction processing should be sent to:
American Stock Transfer and Trust Company LLC	American Stock Transfer and Trust Company
6201 15th Avenue	P.O. Box 922
Brooklyn, New York 11219	Wall Street Station
New York, N.Y. 10269-0560
New York, N.Y. 10269-0560
Att: Plan Administration Department

Via Internet

www.amstock.com

Toll Free Number

x-xxx-xxx-xxxx

Should you have any questions regarding your account you can call the toll free number.  Shareholder representatives are available from 8am to 8pm Eastern Time Monday through Friday.

Adopted:  January       , 2014